Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC

Code of Ethics for Victory Capital Management Inc. and

WestEnd Advisors, LLC

Effective July 1, 2023

Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

Previously updated: January 1, 2022

1.		Introduction	1
2.		Definitions	2
3.		Culture of Compliance	4
4.		Policy Statement on Insider Trading	5
	A.	Introduction	5
	B.	Scope of the Policy Statement	5
	C.	What is Material Information?	5
	D.	What is Non-Public Information?	6
	E.	Identifying Inside Information	6
	F.	Contact with Public Companies	7
	G.	Tender Offers	7
	H.	Protecting Sensitive Information	7
	I.	Trading in Securities Listed on Exchanges in Other Countries	7
	J.	Public Company Confidential Records	7
5.		Conflicts of Interest	8
	A.	Gifts and Entertainment	8
	B.	Political Contributions	9
	C.	Outside Business Activities	10
	D.	Other Prohibitions on Conduct	11
	E.	Review of Employee Communications	11
6.		Standards of Business Conduct	12
7.		Personal Trading, Code of Ethics Reporting and Certifications	12
	A.	Employee Investment Accounts	12
	B.	Employee Investment Account Reporting	13
	C.	Personal Trading Requirements and Restrictions	14
	D.	Representation and Warranties	17
	E.	Quarterly and Annual Certifications of Compliance	17

Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

	F.	Review Procedures	18
	G.	Recordkeeping	18
	H.	Whistleblower Provisions	18
	I.	Confidentiality	18
	J.	Reporting to the Board of Directors of Affiliated Funds	18
8.		Code of Ethics Violation Guidelines	18
Appendix 1 – Affiliated Funds, Proprietary Products & Reportable Funds			i
Appendix 2 – Approved Brokers List			ii
Appendix 3 – Investment Account Disclosure			iii
Appendix 4 – Reportable Securities			iv
Appendix 5 – ETFs Eligible for De Minimis Transaction Exemption			vi
Supplement 1 - RS Investments (Hong Kong) Limited Code of Ethics Supplement (“Hong Kong Supplement”)			vii
Supplement 2 - RS Investment Management (Singapore) Pte. Ltd. (“RSIMS”) Code of Ethics Supplement (“Singapore Supplement”)			x

Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

1. INTRODUCTION

Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. Victory Capital Management Inc. (“VCM”) and WestEnd Advisors, LLC (“WestEnd”) are both registered investment advisers under the Advisers Act and also both wholly owned subsidiaries of Victory Capital Holdings, Inc. (“VCH”). WestEnd and VCM, together with VCM’s subsidiaries, RS Investments (UK) Limited, RS Investments (Hong Kong) Limited, and RS Investment Management (Singapore) Pte. Ltd. (collectively the “Affiliated Advisers”), have adopted this Code of Ethics (“Code”), which sets forth the standards of business conduct that are required of Access Persons. As an adviser to regulated investment companies, VCM also adopts this Code in adherence to Rule 17j-11 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Officers and employees of RS Investments (Hong Kong) Limited and RS Investment Management (Singapore) Pte. Ltd. should also review the related Code supplements.

VCH is a Delaware corporation with its Class A common stock listed on the NASDAQ Global Select Market, under the ticker symbol “VCTR.” As a public company, compliance policies were adopted that apply to VCH and the Affiliated Advisers (collectively “Victory Capital’). The VCH policies are in addition to the compliance program of the Affiliated Advisers. In particular, the policies that apply to Victory Capital include: (1) Code of Business Conduct and Ethics, (2) Corporate Communications Policy and (3) Insider Trading Policy. Affiliated Advisers make these policies readily available to their Access Persons.

Victory Capital Services, Inc. (“VCS”), is a Victory Capital affiliated broker-dealer that (i) provides marketing and distribution support for the Victory Funds and the 529 Plan; (ii) introduces retail customers to the Victory Funds and the 529 Plan on a direct-application basis; and (iii) introduces retail customers to a clearing broker-dealer pursuant to a fully-disclosed clearing arrangement.

Access Persons have a responsibility to adhere to the highest ethical principles. Thus, the Code imposes obligations in addition to those required under applicable laws and regulations. The Code is a minimum standard of conduct. Additionally, Access Persons must act in accordance with their fiduciary duty owed to Affiliated Adviser clients. Therefore, literal compliance with the Code will not protect an Access Persons if their behavior otherwise violates their fiduciary duty. If an Access Person is uncertain as to the intent or purpose of any provision of the Code, or whether a proposed action is compatible with their fiduciary duty, they should consult the appropriate Affiliated Adviser Chief Compliance Officer (“CCO”) or a member of the Compliance team.

The Affiliated Advisers recognize the importance of an Access Person’s ability to manage and develop their own and their dependents’ financial resources through long-term investments and strategies. However, because of the potential conflicts of interest inherent in our business and our industry, the Affiliated Advisers have implemented certain standards and limitations designed to minimize these conflicts.

Victory Capital’s reputation is of paramount importance; therefore, the Affiliated Advisers will not tolerate blemishes due to careless personal trading or other conduct prohibited by the Code. Consequently, Material Violations (as defined herein) of the Code may be subject to harsh sanctions. Frequent violations of the Code may result in limitations on personal securities trading or other disciplinary actions, which can include termination of employment.

[1]	Rule 17j-1 requires that fund advisers adopt written codes of ethics and have procedures in place to prevent their personnel from abusing their access to information about the fund's securities trading and requires "access persons" to submit reports periodically containing information about their personal securities holdings and transactions.

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Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

2. DEFINITIONS

“Access Person” means any employee of VCM. It also includes anyone deemed an Access Person by a CCO. As a matter of practice, the Board of Directors of the Victory Portfolios, Victory Portfolios II, Victory Portfolios III, and Victory Variable Insurance Funds (collectively the “Victory Funds”) generally consists of members who are not employees or officers of Victory Capital, or their affiliates. Unless designated by the COO, a non-employee director is not treated as an “access person” within the meaning of Rule 204A-1 under the Advisers Act and is not treated as either an “access person” or an “advisory person” of VCM.

“Affiliated Funds” means any individual series portfolio of the Victory Funds, as well as other sub-advised affiliates listed in Appendix 1, each an investment company registered under the Investment Company Act.

“Automatic or Periodic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts (including Non-Victory Capital Employee Compensation Programs, Non-Victory Capital Employee Stock Participation Program, and Employer-Sponsored Retirement Plan Accounts), Uniform Transfers to Minors Act accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be interpreted in a manner consistent with, the definition of “beneficial owner” set forth in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

“Blackout Period” means seven (7) calendar days before through three (3) calendar days after the date a client trade is executed for VCM or the month in which a security is added to the Securities Under Consideration list for WestEnd.

“Business Entertainment” includes any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, and any transportation or lodging accompanying or related to such activity or event, including any entertainment activity offered in connection with an educational event or business conference, irrespective of whether any business is conducted during, or is attendant to, such activity.

“Covered Government Official” means a 1) state or local governmental official; 2) candidate for state or local office; or 3) federal candidate currently holding state or local office. A governmental “official” includes an incumbent, candidate, or successful candidate for elective office of a state or local government entity, if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser, or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser, by a state or a political subdivision of a state.

“De Minimis Security” means a security of an issuer with a market cap of $10 Billion or more at the time of purchase, or an ETF listed in Appendix 5 of this Code of Ethics. In certain situations, a client trade in a De Minimis Security may not trigger a Blackout Period (see Section 7.C. Personal Trading Requirements and Restrictions for more detailed information). Personal Trades in De Minimis Securities in Personal Accounts always require pre-clearance and are subject to all other provisions of the Code.

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Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

“Exempt Securities” means 1) direct obligations of the U.S. Government; 2) bankers’ acceptances, bank certificates of deposit and commercial paper; 3) investment grade, short-term debt instruments, including repurchase agreements; 4) shares held in money market funds; 5) variable insurance products that invest in funds for which an Affiliated Adviser does not act as adviser or sub-adviser; 6) open-end mutual funds for which an Affiliated Advisers does not act as adviser or sub-adviser; and 7) investments in qualified tuition programs (“529 Plans”). Exempt Securities do not need to be pre-cleared.

“Franchise” means a group of employees who report directly or indirectly to the same Chief Investment Officer that oversees a brand-named strategy

“Immediate Family” means all family members who share the same household, including but not limited to, a spouse, domestic partner, fiancée, parents, grandparents, children, grandchildren, siblings, step-siblings, step-children, step-parents, or in-laws. Immediate Family includes adoptive relationships and any other relationships (whether or not recognized by law) that a CCO determines could lead to conflicts of interest, diversions of corporate opportunity, or create the appearance of impropriety.

“Initial Holdings Report” is a report that discloses all securities holdings of every Access Person, which must be submitted to the Compliance Department within ten (10) calendar days of becoming an Access Person.

“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before such registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Managed Accounts” means investment advisory or brokerage accounts over which an Access Person has no direct or indirect influence or control in the investment decisions or activities.

“Material Non-Public Information” or “MNPI” means information that is both material and non-public that might have an effect on the market for a security. Access Persons who possess MNPI must not act or cause others to act on such information.

“Material Violation” means any violation of this Code or other misconduct deemed material by a CCO, in conjunction with the Compliance Committee or the VCM Board of Directors.

“Maximum Allowable Trades” means Access Persons are limited to 20 trades per calendar quarter across their Personal Accounts. A trade in the same security in multiple accounts on the same day will count as one trade towards the Maximum Allowable Trades in a quarter. Trades that do not require pre-clearance (i.e. open-end mutual funds, dividend reinvestments) will not count towards the Maximum Allowable Trades.

“MCO” means MyComplianceOffice, which is a web-based compliance system used to track and approve employee personal trading, gifts and entertainment, political contributions, and outside business activities, store policies, and facilitate employee certifications and manage other compliance objectives.

“Personal Account” means an investment account in which an employee retains investment discretion.

“Personal Trading” or “Personal Trades” means trades or transactions by Access Persons in their Personal Accounts.

“Proprietary Product” is a fund or product in which Victory Capital or its employees have an aggregate of 25% or more Beneficial Interest. See Appendix 1 – Affiliated Funds, Proprietary Products & Reportable Funds for more information.

“Reportable Fund” means any investment company registered under the Investment Company Act for which an Affiliated Adviser is an investment adviser or a sub-adviser, or any registered investment company whose investment adviser or principal underwriter controls Victory Capital, is controlled by Victory Capital, or is under common control with Victory Capital. See Appendix 1 – Affiliated Funds, Proprietary Products & Reportable Funds for more information.

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Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

“Reportable Security” means any security that is not an Exempt Security, for which Access persons must submit holdings and transaction reports. See the list of Exempt Securities under Appendix 4, as defined by rule 204A-1 under the Investment Advisers Act of 1940.

“RIC” means a Regulated Investment Company.

“Short-Sell” or “Short-Selling” means the sale of a security that is not owned by the seller. Access Persons may not take a short position in a security. However, mutual funds or ETFs that correspond to the inverse performance of a broad-based index are not considered to be Short-Sales. For example, buying (long) the ProShares Short S&P500 ETF is permitted. Employees may also trade in funds that track a volatility index.

“Solutions Team” means any employee who is a member of the Solutions Platform group, generally involved in passive investments.

“Victory Capital Stock” means securities offered by VCH or any subsidiary through a registration statement that has been declared effective by the SEC (e.g. “VCTR”).

3. CULTURE OF COMPLIANCE

The Affiliated Advisers’ primary objective is to provide value through investment advisory, sub-advisory and other financial services to a wide range of clients, including governments, corporations, financial institutions, high net worth individuals, pension funds, and retail clients.

The Affiliated Advisers require that all dealings on behalf of existing and prospective clients be handled with honesty, integrity and high ethical standards, and that such dealings adhere to the letter and the spirit of applicable laws, regulations and contractual guidelines. As a general matter, the Affiliated Advisers are fiduciaries that owe their clients a duty of undivided loyalty, and you have a responsibility to act in a manner consistent with this duty. You must actively work to avoid the possibility that the advice or services provided to clients is, or gives the appearance of being, based on your self-interest or the interests of the Affiliated Advisers and not in the clients’ best interests. Violations of the Code must be reported promptly to the appropriate CCO or his/her designee.

You must act solely in the best interests of our clients. Statutory and regulatory requirements impose specific responsibilities governing the behavior of personnel in carrying out their responsibilities to clients and you must comply fully with these rules and regulations. Your respective Compliance Department professionals are available to assist you in meeting these requirements.

Since no set of rules can anticipate every possible situation, it is essential that you obtain guidance from the appropriate CCO, Chief Legal Officer (“CLO”), or their designees when you are unsure how to follow these rules in letter and in spirit. It is your responsibility to fully understand and comply with the Code and other applicable policies or seek guidance from a CCO. Technical compliance with the Code and its procedures will not necessarily validate an action. Any activity that compromises the Affiliated Advisers integrity, even if it does not expressly violate a rule, may result in further action from a CCO. In some instances, a CCO holds discretionary authority to apply exceptions under the Code. In a CCO’s absence, the CLO may act in his or her place.

The Affiliated Advisers’ fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development as well as personal investing activities. These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately. These concepts are further described in the sections that follow.

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Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

4. POLICY STATEMENT ON INSIDER TRADING

A. Introduction

The Affiliated Advisers seek to foster a culture of compliance, a reputation for integrity, professionalism and values, and endeavors to protect the confidence and trust placed in us by our clients. To further that goal, this Policy Statement implements procedures to deter the misuse of MNPI in securities transactions.

The term “insider trading” is not defined in the federal securities laws but refers generally to the situation when a person trades while aware of MNPI or communicates MNPI to others in breach of a duty of trust or confidence.

While the law concerning insider trading is not static, it is generally understood that the law prohibits any of the following:

●	Trading by an insider, while aware of MNPI;

●	Trading by a non-insider, while aware of MNPI, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

●	Communicating MNPI to others in breach of a duty of trust or confidence.

Trading securities while in possession of MNPI or improperly communicating that information to others may result in stringent penalties. Criminal sanctions may include fines of up to $5,000,000, twenty years’ imprisonment, or both. The civil penalty for a violator may be an amount up to three times the profit (or loss avoided) as a result of the insider trading violation, and a permanent bar from working in the securities industry. Investors may sue and seek to recover damages for insider trading violations.

Regardless of whether a regulatory inquiry occurs, the Affiliated Advisers take seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, up to and including dismissal.

B. Scope of the Policy Statement

This Policy Statement is drafted broadly and will be applied and interpreted in a similar manner. It applies to all Access Persons and to transactions in any security participated in by Immediate Family members of Access Persons or trusts or corporations controlled by Access Persons.

Any questions relating to this Policy Statement should be directed to a CCO or his/her designee. You must notify compliance immediately if you have any reason to believe that a violation of this Policy Statement has occurred or is about to occur.

C. What is Material Information?

Trading on inside information is not a basis for liability unless the information relied upon is deemed to be material. “Material” information is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. If the disclosure of that information would be expected to alter the total mix of information that is publicly available about that company, then the information is considered material. Any questions about whether information is material should be directed to a member of compliance.

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Material information often relates to a company's financial results and operations, including, for example, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Information about a company could be material because of its expected effect on a particular class of the company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

D. What is Non-Public Information?

For issues concerning insider trading to arise, information must not only be material, it must also be “non-public”. Non-public information is information that has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an “insider” is also deemed non-public information. For non-public information to become public information, it must be disseminated through recognized channels of distribution designed to broadly reach the securities marketplace.

Facts verifying that the information is public (and therefore has become generally available) may include, for example, and without limitation, disclosure in:

●	National business and financial wire service, such as Dow Jones or Reuters;

●	National news service or newspaper, such as AP or The Wall Street Journal; or

●	Publicly disseminated disclosure document, such as a proxy statement or prospectus.

The circulation of rumors or “talk on the street”, even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. In addition, the information must not only be publicly disclosed, there must also be adequate time for the market to digest the information. Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as “non-public” information that must not be disclosed or otherwise misused.

Partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed non-public and may not be misused.

E. Identifying Inside Information

Before executing any Personal Trades or trades for client accounts, Access Persons must determine whether they have access to MNPI. If you believe that you might have access to MNPI, you should take the following steps:

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Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

●	Report the information and proposed trade immediately to a CCO or a member of compliance;

●	Do not purchase or sell the securities as Personal Trades or for clients without written clearance to do so from a CCO or a member of compliance; and

●	Do not communicate the inside information other than to compliance and, if necessary, your direct manager.

A member of the Compliance Department will determine whether the information is material and nonpublic.

F. Contact with Public Companies

The Affiliated Advisers contact with public companies may help form the basis of investment decisions. Legal issues may arise if, in the course of these contacts, you become aware of MNPI. This could happen, for example, if a company's chief financial officer were to prematurely disclose quarterly results, or an investor relations representative selectively discloses adverse news to a handful of investors.

G. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC forbids trading and “tipping” while in possession of MNPI regarding the receipt of a tender offer, the tender offeror, the target company or anyone acting on behalf of either of these parties. You should exercise caution any time you become aware of non-public information relating to a tender offer.

H. Protecting Sensitive Information

You are responsible for safeguarding all confidential information relating to investment research, fund and client holdings, including analyst research reports, investment meeting discussions or notes, and current fund or client transaction information, regardless whether such information is deemed MNPI. Other types of information (for example, marketing plans, employment issues and shareholder identities) may also be confidential and should not be shared with individuals outside the company unless approved by a CCO or an executive officer.

You are expressly prohibited from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading in or the price of that company’s or any other company’s securities, and from engaging in any other type of activity that constitutes illegal market manipulation.

I. Trading in Securities Listed on Exchanges in Other Countries

Trading in securities listed on exchanges in other countries is governed by the laws of that country. When trading in such securities, you must ensure compliance with applicable law, which in all relevant cases prohibits trading on the basis of MNPI or price-sensitive information, as those terms are defined in the relevant jurisdiction.

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Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

J. Public Company Confidential Records

VCH’s and Affiliated Adviser records must always be treated as confidential and must not be disclosed or used for any purpose at any time other than for the normal course of business. Information learned about other entities in a special relationship with VCH, such as acquisition, joint venture and partnership negotiations, is confidential and must not be disclosed without proper authorization.

At all times, you are prohibited from making any recommendation or expressing any opinion as to trading in Victory Capital Stock

See VCH’s Corporate Communications Policy and Insider Trading Policy for more information.

5. CONFLICTS OF INTEREST

A “conflict of interest” exists when your interests may be contrary to our clients’ and shareholders’ interests. A conflict may arise if you take action or have business, financial or other interests that may make it difficult to perform your work objectively and effectively.

Conflicts of interest may arise, for example, if you or your Immediate Family member receives improper personal benefits (for example, personal loans, services, or payment for services) as a result of your position at an Affiliated Adviser or you gain personal enrichment or benefits through access to confidential information. Conflicts may also arise if you or an Immediate Family member holds a financial interest in a company that does business with an Affiliated Adviser or has outside business interests that may result in divided loyalties or compromised independent judgment. Conflicts may also arise when making securities investments for Proprietary Products or Personal Accounts or when determining how to allocate trading opportunities.

Conflicts of interest can arise in many common situations, despite best efforts to avoid them. This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of the specific procedures will not shield you from liability for Personal Trading or other conduct that violates your fiduciary duties to clients. You are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest. Any questions regarding a conflict of interest or potential conflict of interest should be directed to a manager, a CCO or a representative of compliance.

The following areas represent many common types of conflicts of interests and the procedures to be followed; however, the list is not intended to be all-inclusive. A summary is provided for each case, but further details can be found in the related policies and procedures for your specific Affiliated Adviser. To the extent there is a conflict between an Affiliated Adviser’s related policies and procedures and the requirements of the Code, the Code shall prevail. For questions related to conflicts of interest, please contact a member of your Affiliated Adviser’s compliance department.

A. Gifts and Entertainment

Gifts

Giving or receiving gifts or other items of value to or from persons doing business or seeking to do business with an Affiliated Adviser could call into question the independence of its judgment as a fiduciary of its clients. Accordingly, such conduct is only permitted in accordance with the limitations stated herein.

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Affiliated Adviser policies on gifts and entertainment are derived from industry practices. You should be aware that there are various laws and regulations that prohibit you from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, you should consult a member of compliance.

Under no circumstances may a gift be received as any form of compensation for services provided by an Affiliated Adviser or an Access Person. Gifts of nominal value may be given to or accepted from present or prospective customers, brokers, service providers, suppliers or vendors with whom there is an actual or potential business relationship. You are required to pre-clear all gifts given and received in MCO, and promptly report all gifts given in the Affiliated Adviser’s expense reporting system. Any gifts received must promptly be disclosed in MCO. Gifts from an individual or entity may not exceed $100 in aggregate value in any calendar year unless pre-approval is obtained from your direct manager and compliance.

Gifts of up to $100 per person per year may be provided to present or prospective customers, brokers, service providers, suppliers or vendors with whom there is an actual or potential business relationship.

Additional policies concerning gifts may be applicable depending on the type of customer (e.g., ERISA, foreign, union, government officials, or Covered Government Officials).

Please refer to the Gifts and Entertainment Policy (F-3) for more information.

Entertainment

You may sponsor and participate in Reasonable and Customary Business Entertainment. Any Business Entertainment that is not Reasonable and Customary must be pre-approved by a CCO and your manager. You must accompany the persons being entertained for an entertainment activity to qualify as permissible Business Entertainment. All Business Entertainment expenses must be reported promptly in the applicable expense reporting system, listing each attendee at the entertainment event. The receipt of Business Entertainment must be disclosed promptly after each occurrence in MCO, with the exception of infrequent business meals that cost no more than $25 per person. If the client, broker, service provider, vendor or supplier is not present, the entertainment is considered a gift. Items that are normally associated with entertainment that are given or received during a virtual event can be considered entertainment as long as the appropriate parties are in attendance at the virtual event.

Additional policies concerning gifts and entertainment may be applicable depending on the type of customer (e.g., ERISA, foreign, union, government officials, or Covered Government Officials).

Please refer to the Gifts and Entertainment Policy (F-3) for more information.

B. Political Contributions

SEC regulations limit political contributions to Covered Government Officials by employees of investment advisory firms and certain affiliated companies. The SEC’s “Pay-to-Play” Rule 206(4)-5 (the “Rule”) prohibits advisers from receiving any compensation for providing investment advice to a government entity within two years after a contribution has been made by the adviser or one of its covered associates. The two-year time out is triggered by a political contribution to an official of a government entity. The date of the contribution starts the time out.

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The Rule permits contributions of up to $350 per person for any election to an elected official or candidate for whom the individual is entitled to vote, and up to $150 per person for any election to an elected official or candidate for whom the individual is not entitled to vote. Many U.S. cities, states and other government entities have also adopted regulations restricting political contributions by associates of investment management firms seeking to provide services to a governmental entity. While contributions to candidates in federal elections would generally not raise any issues under state or local laws, contributions to state and local officials are generally not approved. Prior to the commencement of employment, you must disclose all political contributions in the past 2 years to Human Resources. During employment, you must receive approval from compliance through MCO before making personal political contributions at all levels. Political contributions which require pre- approval include, but are not limited to, the following:

●	Covered Government Officials;

●	Federal candidate campaigns and affiliated committees;

●	Political Action Committees (PACs) and Super PACs; and

●	Non-profit organizations that may engage in political activities, such as 501(c)(4), 501(c)(6) organizations, and 527 organizations

Note: U.S. national political party donations (e.g. Democratic or Republican) do not require preclearance, provided the donation is not earmarked for a specific candidate.

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Contributions include:

●	Monetary contributions, gifts or loans;

●	“In kind” contributions (e.g. donations of goods or services or underwriting or hosting fundraisers);

●	Contributions to help pay a debt incurred in connection with an election (including transition or inaugural expenses, purchasing tickets to inaugural events);

●	Contributions to joint fund-raising committees; or

●	Contributions made by a PAC that is controlled by an Access Person.

See the Political Contributions Policy (F-2) for more information.

C. Outside Business Activities

Prior to commencement of employment with VCM, all Outside Business Activities (“OBAs”) must be disclosed to Human Resources. During employment and prior to commencement of any new OBA, you must fill out and submit an OBA request form in MCO. You are responsible for notifying compliance of any material OBA changes and must review, update and certify quarterly to your OBA activities.

Holding Political Office/Appointments

You must avoid any political appointment that may conflict with the performance of your duties on behalf of the Affiliated Advisers and their clients. Prior written approval must be obtained from a CCO before holding political office and, if approved, must be confirmed annually through the compliance certification process. You must expressly remove yourself from any discussions and decisions regarding products or services offered by the Affiliated Advisers.

Outside Employment or Business Activities

You may pursue other interests on your own time as long as the activity doesn’t conflict, interfere, or reflect negatively on the Affiliated Advisers or their clients. However, full-time employees should consider their position to be their primary employment.

All outside business activities must be reported to and pre-approved by both your manager and a CCO (or CCO designee). Outside employment or business activities may be considered any activity conducted by you for another organization or business purpose that is outside the scope of your job function with the Affiliated Advisers. This includes, but is not limited to, being an employee, independent contractor, consultant, sole proprietor, officer, director or partner of another organization, or being compensated by, or having the reasonable expectation of compensation from, any other person or organization as a result of any business activity outside the scope of the relationship with the Affiliated Advisers. Certain activities are not considered reportable OBAs, including any non- investment related activity that is exclusively charitable, civic, religious or fraternal, and is recognized as tax exempt.

Passive investments requirements are governed by the Limited Offerings and Private Placement sections of this Code. If you are unsure if a specific activity is an OBA or passive investment, you should consults with a member of compliance.

Absent prior approval of a CCO and the Chief Executive Officer, you or your Immediate Family member may not serve on the board of directors of any publicly traded company or investment company. You or your Immediate Family member’s service on a for-profit private company’s board of directors must also be pre-approved by your direct manager and a CCO or CLO, and reported on the your annual Code certification.

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All outside employment or business activities must be reported to and pre-approved by both your direct manager and a CCO and reported on your quarterly certification. You are prohibited from the commencement of any outside employment or business activities until a CCO’s approval within MCO has occurred.

In addition to these outside employment or business activity procedures, if you are a registered representatives of VCS, you must also adhere to related requirements as set forth in VCS’s Written Supervisory Procedures Manual.

See the Outside Business Activity Policy (F-4) for more information.

Bequests

A bequest is the act of leaving or giving something of value in a will. The acceptance of a bequest from a client, vendor or business partner may raise questions about the propriety of that relationship. Any potential or actual bequest in excess of $100 made to you by a client, vendor, or business partner under a will or trust agreement must be reported to compliance, unless the grantor is a member of your immediate family. Such bequests shall be subject to the approval of your direct manage and a CCO.

D. Other Prohibitions on Conduct

In addition to the specific prohibitions detailed elsewhere in the Code, you are subject to a general requirement not to engage or participate in any act or practice that would defraud Affiliated Adviser clients. This general prohibition includes, among other things:

●	Making any untrue statement of a material fact or employing any device, scheme or artifice to defraud a client;

●	Omitting to state a material fact, or failing to provide any information necessary to properly clarify any statements made, in light of the circumstances, thereby creating a materially misleading impression;

●	Misuse of client confidential information;

●	Making investment decisions, changing internal research ratings and trading decisions other than exclusively for the benefit and in the best interest of our clients;

●	Using information about investment or trading decisions or changes in research ratings (whether considered, proposed or made) to benefit or avoid economic injury to an Access Person or anyone other than our clients.

●	Taking, delaying or failing to take any action with respect to any research recommendation, report or rating or any investment or trading decision for a client in order to avoid economic injury to an Access Person or anyone other than a client;

●	Purchasing or selling a security on the basis of knowledge of a possible trade by or for a client with the intent of personally profiting from personal holdings in the same or related securities (“front-running” or “scalping”);

●	Revealing to any other person (except in the normal course of your duties on behalf of a client) any information regarding securities transactions by any client or the consideration by any client of any such securities transactions; or

●	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client or engaging in any manipulative practice with respect to any client.

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E. Review of Employee Communications

All correspondence related to the Affiliated Advisers’ business and any client correspondence is subject to review by compliance. The Affiliated Advisers are required to maintain original records of employee correspondence that is communicated on approved devices (such as through email). In addition, the Affiliated Advisers are required to monitor employee communications and compliance with conflicts of interest and insider trading policies and procedures. Consequently, all employee communications, including emails and other forms of electronic communication are archived and subject to review for compliance purposes. You are advised that you should have no expectation of privacy regarding personal communications that are sent or received on company-provided or connected electronic devices or communication platforms, such as instant messages or emails.

Additionally, you are prohibited from sending client communications via any personal email account, instant messaging, text or other method that is not captured in our archiving system. You may only use an Affiliated Adviser’s e-mail system, instant messaging system, Bloomberg and other explicitly approved methods for business-related communications. You are permitted to communicate on an Affiliated Adviser’s e-mail system connected through personal mobile devices such as smartphones. See the appropriate technology policy for more information.

6. STANDARDS OF BUSINESS CONDUCT

●	You have a duty to place the interests of client accounts first and not take advantage of your position at the expense of clients

●	You must not mislead or defraud any clients by any statement, act or manipulative practice.

●	All personal securities transactions must be conducted in a manner to avoid any actual, potential, or appearance of, a conflict of interest, or any abuse of your position of trust and responsibility.

●	You may not induce or cause a client to take action, or not to take action, for personal benefit.

●	You may not share portfolio holdings information except as permitted by the applicable portfolio holdings disclosure policy. See the policy for more information.

●	You must notify a CCO or CLO, as soon as reasonably practical, if you are arrested, arraigned, indicted or plead no contest or guilty to any criminal offense (other than minor traffic violations) or if named as a defendant in any investment-related civil proceeding or any administrative or disciplinary action.

7. PERSONAL TRADING, CODE OF ETHICS REPORTING AND CERTIFICATIONS

Personal Trading is a privilege granted by the Affiliated Advisers that may be withdrawn at any time. The CCOs have complete discretion over all Personal Trading activity and have no obligation to explain any denial or restriction relating thereto. You may be required to disgorge any gains generated (or losses avoided) from Personal Trading violations. Access Persons must maintain adequate records of all Personal Trading transactions and be prepared to disclose those transactions to compliance.

A. Employee Investment Accounts

Subject to disclosure and pre-clearance requirements, Access Persons may open and maintain Managed Accounts and Personal Accounts with select brokers supported by MCO through direct electronic feeds (“Approved Brokers”). Any accounts held with a broker that is not on the Approved Broker List must be transferred to an Approved Broker within 90 days of the commencement of employment.

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On a case-by-case basis, compliance may approve certain accounts held with brokers that are not on the Approved Brokers List. Compliance must still receive statements for each of these types of accounts, regardless of whether they are Managed or Personal Accounts.

For a list of Approved Brokers see Appendix 2 – Approved Brokers List. For a summary of account disclosure requirements see Appendix 3 – Investment Account Disclosure. For a summary of preclearance requirements see Appendix 4 – Reportable Securities.

Managed Accounts

Access Persons may open and maintain Managed Accounts with Approved Brokers. With the exception of IPOs and Limited Offerings, the requirements listed below under Personal Trading Requirements and Restrictions do not apply to Managed Accounts. Participation in an IPO or a private placement in a Managed Account still requires prior approval of a CCO or his/her designee.

Managed Accounts require the following:

●	They must be approved by compliance prior to trading or on the next quarterly certification, whichever is sooner;

●	At the end of each quarter, all employees must certify that all Managed Accounts have been disclosed and verify all transactions are correctly reflected in MCO;

●	The employee must certify and compliance must be able to independently verify that the account is truly discretionary; and

●	Access Persons must certify quarterly that they had no direct or indirect influence or control over any transactions that occurred in their Managed Accounts.

Failure to adhere to these requirements could lead to disciplinary actions and penalties up to and including termination.

Personal Accounts

Access Persons may open and maintain Personal Accounts at Victory Capital Services and with brokers on the Approved Brokers List (see Appendix 2). All requirements listed below under Personal Trading Requirements and Restrictions apply to Personal Accounts.

Personal Accounts require the following:

●	They must be approved by compliance prior to trading or on the next quarterly certification, whichever is sooner;

●	At the end of each quarter, all employees must certify that all Personal Accounts have been disclosed and verify all Personal Trades or transactions are correctly reflected in MCO.

Access Persons acknowledge and agree that the Affiliated Advisers may request and obtain information regarding Personal Accounts from broker-dealers. Affiliated Advisers may use personal information, including name, address and social security numbers, to identify and verify employee accounts.

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B. Employee Investment Account Reporting

Investment Account Disclosure

All Personal Accounts and Managed Accounts must be disclosed to and approved by compliance prior to trading or on the next quarterly certification, whichever is sooner. New Hires may not trade in their existing accounts until they have been disclosed and approved by compliance. By regulation, such disclosure must take place within 10 days of hire. Failure to comply may result in sanctions imposed by the VCM Compliance Committee and/or Board of Directors.

Initial Holdings Report/Annual Holdings Report

No Personal Trading will be authorized before compliance has received a completed Initial Holdings Report as part of the new hire on-boarding process. Any exceptions must be approved by a CCO. The Initial Holdings Report must be submitted to compliance within ten (10) calendar days of becoming an Access Person. All Access Persons must submit a similar report annually to compliance. These reports must include the following information:

●	The date when the individual became an Access Person (Initial Holdings Report only);

●	The name of each Personal Account in which any securities are or could be held in the Beneficial Interest of the Access Person, and the name of the broker-dealer or financial institution holding these accounts;

●	Current holdings in private placements (or non-public offering), including private equity, hedge funds or partnerships; and

●	Each Reportable Security or Reportable Fund in which the Access Person has a Beneficial Interest, including title, number of shares, and principal amount. Holdings information must be current as of 45 calendar days before the report is submitted.

Quarterly Securities Transaction Report

At the end of each quarter, every Access Person must verify his or her Personal Trades or transactions in Personal Accounts through MCO by submitting a Securities Transaction Report (“STR”) no later than 30 calendar days following the end of each calendar quarter (whether or not trades were made). The STR must include:

●	A description of any transaction in a Reportable Security or Reportable Fund effected during the preceding quarter, such as the date, number of shares, principal amount of securities involved, nature of the transaction (i.e., a buy or a sell), price, and the name of the broker/dealer or financial institution that effected the transaction; and

●	The name and number for any account established in the preceding quarter

Certain transactions are exempt from the quarterly reporting requirement. See “Summary of Preclearance Requirements” in Appendix 4 – Reportable Securities for more information.

C. Personal Trading Requirements and Restrictions

Prohibited Securities and Transactions

Commodities, currencies, futures, options, and selling securities short are prohibited in Personal Accounts.

Investments in companies under common control of VCH are also prohibited in Personal Accounts.

Pre-clearance Requirement

Transactions that require pre-clearance are listed in Appendix 4 – Reportable Securities.

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For transactions that require preclearance, you must obtain compliance approval prior to executing the transaction. Approval may only be requested by submitting a Personal Trade Pre-Clearance Request (“PTR”) in MCO. Compliance approval expires at the end of the trading day approval was provided (see exception granted to Covered Persons, as defined in VCH’s Insider Trading Policy).

In certain circumstances, an approved and executed Personal Trade may need to be broken or profits disgorged (e.g. a Blackout Period triggered by subsequent client trading).

Cryptocurrencies – Trading in cryptocurrencies must be pre-cleared using the appropriate section of the Trade Pre-Clearance form within MCO. Such trades must be executed either in an account at a firm that is on our approved broker list (see Appendix 2) or in an account that does not offer any security trading capability. Accounts established to trade cryptocurrencies that do not have security trading capabilities must be reported in MCO. Receiving pre-clearance approval does not relieve you of your fiduciary duty and the responsibility to follow the spirit of the Code.

Compliance will review cryptocurrency trade requests for perceived or actual conflicts. As a general rule, compliance expects that cryptocurrencies traded on common crypto exchanges (e.g. Coinbase) will not pose a conflict and would be approved. Trades in cryptocurrencies will not be subject to the Short-Term Trading Period or count towards your Maximum Allowable Trades, however compliance may deny trades if it determines an actual or perceived conflict exists or an employee is trading too frequently. Decisions for approval and denial are the sole responsibility of compliance and are final.

You should be aware that the regulatory environment continues to evolve with respect to cryptocurrencies. In the future, you may be required to divest crypto holdings or hold them only at approved account providers if deemed necessary to meet regulatory requirements.

Prohibition on Personal Trades Ahead of Client Pending Orders

You are prohibited from executing Personal Trades in securities where you are aware of any pending orders in such securities by any Franchise that, if executed, would trigger a Blackout Period, create a conflict, or disadvantage a client. Adherence to the above Pre-Clearance Requirement does not provide relief from this prohibition.

Franchise Blackout Period

The Franchise Blackout Period is triggered by all client trades within an employee’s specific Franchise. The only exception to the Franchise Blackout period is the list of de minimis ETFs in Appendix 5. Therefore, a Personal Trade by a Franchise employee in the same name (except for de minimis ETFs) as a client trade of that employee’s Franchise during a Blackout Period is strictly prohibited.

Standard Blackout Period

For all other employees (e.g. support staff) and the Victory Solutions Team the Standard Blackout Period is triggered by all client trades. Therefore, a Personal Trade by an employee during a Blackout Period in the same name as any client is generally prohibited. Personal Trades in De Minimis Securities are not subject to the Standard Blackout Period. The appropriate CCO, or his/her designee, may determine that a nonvolitional client trade (e.g. cash flow trading) did not trigger a Blackout Period. In such cases, Compliance will confirm that there are no other potential conflicts before approving the Personal Trade. Additionally, in certain situations (e.g. shared office spaces), the CCO, or his/her designee, may apply the Standard Blackout Period to Franchises.

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Private Equity Prohibitions

Employees who are part of a franchise that invests in private equity on behalf of clients are prohibited from investing in any publicly-listed portfolio companies held by such franchise. Publicly-listed companies that are not portfolio companies but are in similar sectors and industries as those that are held will be reviewed on a case-by-case basis for potential conflicts.

Short-Term Holding Period

Personal Trading must be for investment purposes rather than for speculation. You may not purchase and sell or sell and purchase the same security within sixty (60) calendar days, calculated on a LIFO basis. This means each purchase will require you to hold your entire position in that security for 60 days. Similarly, this means each sale will require you not to purchase that name for 60 days. Excess profits (or losses avoided) as a result of violating this restriction may be subject to disgorgement. You should carefully consider whether you have the conviction to hold an entire position or refrain from adding to a position for at least 60 days before engaging in buy or sell transactions. See exceptions related to trading in Victory Capital stock. The Short-Term Holding Period only applies to transactions that require pre-clearance.

The appropriate CCO, in his/her sole discretion, may approve exceptions to this requirement.

Maximum Allowable Trades

You are limited to 20 Personal Trades per calendar quarter across your Personal Accounts. A trade in the same security in multiple accounts on the same day will count as one trade. Transactions listed in the “Reportable ONLY (Preclearance NOT Required)” section of Appendix 4 do not count toward the 20 allowable trades. A CCO, in his/her sole discretion, may approve exceptions to this requirement.

Small Market Capitalization Securities

Personal Trading in smaller market capitalization stocks (e.g. less than $1 billion), especially any “microcap stocks”, is discouraged. Personal Trading by members of a Franchise in common holdings with clients, especially in low volume or low market capitalization stocks, could lead to a potential conflict of interest and therefore may be prohibited.

IPO Rule

You may not directly or indirectly acquire a Beneficial Interest in any securities offered in an IPO or in an Initial Coin Offering (ICO), in a Personal Account or Managed Account, without prior approval of a CCO or his/her designee.

Limited Offerings (Private Placements)

You may not acquire a Beneficial Interest in a private placement without the prior approval of a CCO or his/her designee. Prior approval is required whether investing directly or through a Personal Account or Managed Account. Private placements, such as investment in a private company, investments in a hedge fund or other private investment fund are reportable through the preclearance process. Subsequent capital contributions and full or partial redemptions must be precleared through MCO.

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Market Timing Mutual Fund Transactions

You shall not participate in any activity that may be construed as market timing of mutual funds. Specifically, you shall not engage in excessive trading or market timing activities as described in each prospectus of a Proprietary Product or Reportable Fund.

Trading in Victory Capital Stock

Victory Capital Stock (VCTR) is a Reportable Security under the Code and any transaction in VCTR in a Personal Account must be precleared. You may be eligible for certain benefits related to VCTR, such as participation in the ESPP and grants of stock options or restricted stock. Certain transactions related to these benefits will require pre-clearance. For a summary of pre-clearance requirements for VCTR see Pre-Clearance Requirements for Victory Capital Stock under Appendix 4 – Reportable Securities. If you are uncertain whether a transaction requires pre-clearance, you should consult with compliance prior to trading.

VCTR transactions related to the above employee benefits will not trigger the Short-Term Holding Period in a Personal Account. Likewise, VCTR transactions in a Personal Account will not affect an employee’s ability to exercise such employee benefits.

Covered Persons, as defined in VCH’s Insider Trading Policy, will have 3 business days upon receipt of approval to effect transactions in VCTR.

D. Representations and Warranties

Each time you submit a PTR, you shall be deemed to make the following representations and warranties:

●	You are not in possession of any MNPI for the requested security;

●	You are not aware of any client trading in the same security during any Blackout Period to which you are subject

●	You have not traded the same position in the opposite direction, in the past 60 days (Mandatory Short-Term Holding Period);

E. Quarterly and Annual Certifications of Compliance

You are required to certify quarterly that you have disclosed all reportable:

1.	Gifts and entertainment;

2.	Outside Business Activities;

3.	Political activity and contributions;

4.	All Personal Trading Accounts, including Managed Accounts; and

5.	Personal Trades.

You are required to certify annually to the following:

1.	You have read, understand and complied with this Code and other related policies;

2.	You have read, understand and complied with Victory Capital’s Corporate Information Protection and Technology Use Policy (A-8);

3.	You have provided and verified all reportable holdings data; and

4.	You have answered all additional questions and disclosures within the Annual Code of Ethics Certification in an accurate and truthful manner.

F. Review Procedures

Compliance will maintain review procedures consistent with this Code.

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G. Recordkeeping

All Code of Ethics records will be maintained pursuant to the provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act.

H. Whistleblower Provisions

If you believe that there has been a violation of this Code, you must promptly notify a CCO or CLO or report anonymously to the Ethics telephone hotline at 800-584-9055. You are protected from retaliation for reporting violations of this Code. Retaliation or the threat of retaliation against you for reporting a violation constitutes a further violation of this Code and may lead to immediate suspension and further sanctions. See the appropriate whistleblower policy for more information.

VCM is also responsible for communicating the Affiliated Funds’ whistleblower procedures to applicable employees. The Affiliated Funds have implemented procedures for receiving anonymous reports of suspected or actual violations of Affiliated Funds’ policies and questionable accounting, internal accounting controls, or auditing matters. Call 866-844-3863 to initiate a report regarding an Affiliated Fund.

I. Confidentiality

All information obtained from any employee shall be kept in strict confidence, except when requested by the SEC or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation. Additionally, certain information may be provided to a broker-dealer, service provider or vendor, such as employee name, social security number and home address, in order to ascertain Personal Trading activity that is required to be disclosed by an Access Person.

J. Reporting to the Board of Directors of Affiliated Funds

At least annually, the appropriate Affiliated Advisers will provide the Board of Directors of Affiliated Funds with information regarding: 1) any Material Violations under this Code and any sanctions imposed as a response to such Material Violation; and 2) certification that it has adopted procedures necessary to prevent Access Persons from violating this Code.

8. CODE OF ETHICS VIOLATION GUIDELINES

You are responsible for conducting your activities in accordance with this Code. Violations of the Code may result in applicable sanctions.

Sanctions may correlate to the severity of the violation and may take into consideration, among other things, such factors as the frequency and severity of any prior violations. A CCO may recommend escalation to the VCM Board of Directors and Compliance Committee. When necessary, the VCM Board of Directors may obtain input from the Compliance Committee and a CCO when determining whether such violation is a Material Violation.

The CCOs hold discretionary authority to revoke Personal Trading privileges for any length of time and also reserve the right to lift Personal Trading sanctions in response to market conditions. Additionally, a CCO or Compliance Committee may impose a monetary penalty for any violation. A CCO will report all warnings, violations, exceptions granted and sanctions to the Compliance Committee.

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Minor Violations	Potential Actions

● Provided incorrect or incomplete account or trading information

● Engaging in a pattern of discouraged or excessive trading

● Trading without pre-clearance approval when trade would have normally been approved and additional violations did not occur

● Failure to submit a complete or timely initial or annual holdings or securities transactions report

● Failure to provide the Compliance Department a duplicate confirmation in a timely manner after request or notice by the Compliance Department

● Failure to pre-clear properly an OBA or political contribution that would have been approved

● Failure to complete a quarterly or annual certification by due date

● Failure to pre-clear an investment in a private placement that would have been approved

●  Compliance may question you and document response

●  1st violation within a 12-month period may result in a warning letter

●  CCO and Compliance Committee may be notified of all warnings and citations given to employees

●  You may be required to break a trade or disgorge profits from the trade

●  Any additional actions a CCO or Compliance deem appropriate under the circumstances

Technical Violations	Potential Actions

● Any pattern of a Minor Violation within a 12-month period may qualify as a Technical Violation

● Failure to report a Personal Account in which trades requiring pre-clearance have occurred

● Trading without pre-clearance approval when trade would not have been approved

● Trading without pre-clearance or supplied incorrect information, which may have resulted in additional violations

● Failure to pre-clear any activity that would have been denied by the Compliance Department

● Any willful violations of the Code, as determined by a CCO, to be more severe than a Minor Violation

●  Compliance may question you and document response

●  Compliance may issue a warning letter

●  Compliance Committee may be notified

●  Human Resources may be notified

●  You may be required to break a trade or disgorge profits from the trade – any such profits will be donated to charity

●  Temporary ban from Personal Trading for no less than 30 calendar days

●  A fine may be imposed, as determined by a CCO on a case-by-case basis

●  Any other actions deemed appropriate by a CCO or compliance

Repeat Technical Violations	Potential Actions
● Any Technical Violation that is repeated at least two (2) times during a 12-month period

●  A CCO may meet with your direct manager to discuss violation

●  Human Resources may be notified

●  You may be required to break a trade or disgorge profits from the trade – any such profits will be donated to charity

●  Three (3) or more technical violations within a 12month period may receive a citation letter, monetary fine and loss of Personal Trading privileges for no less than 90 calendar days

●  Any other actions deemed appropriate by a CCO or compliance

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Material Violations / Fraudulent Actions	Potential Actions

●  Any Material Violation

●  Compliance Committee will review and recommend sanctions and penalties up to and including termination of employment

●  The Board of Directors and, when applicable, clients may be notified

●  Possible criminal sanctions imposed by regulatory authorities

●  A fine of $10,000 may be imposed by the Board of Directors

●  Any other actions deemed appropriate by a CCO, Compliance Committee or the Board of Directors

The Code of Ethics Violation Guidelines provides examples of potential Code violations and the actions that Victory Capital might take if you violate the Code; it is not intended to serve as an exhaustive list of potential Code violations or actions relating thereto. All findings of Code violations and any actions relating thereto will be made on a case-by-case basis. The CCOs have discretion to interpret violations and impose various sanctions in response to such violations as deemed necessary.

Reconsideration

If you wish to dispute a violation notice, you may submit a written explanation of the circumstances of the violation to a CCO. The CCOs (and the CLO if escalation is deemed necessary) will review submissions on a case-by-case basis. The CCOs and CLO are under no obligation to change any sanction that has been imposed.

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Appendix 1 – Affiliated Funds, Proprietary Products & Reportable Funds

As described in this Code, certain restrictions apply to trading in an Affiliated Fund, a Proprietary Product and any fund sub-advised by an Affiliated Adviser. Please refer to the company’s intranet site “Under the wing” for a complete list or follow one of the links below.

Affiliated Funds

For the most up-to-date list of Affiliated Victory Funds, please visit www.vcm.com.

Proprietary Products

Proprietary Products, are funds or products in which Victory Capital or its employees have an aggregate of 25% or more Beneficial Interest. Employees are required to pre-clear trades in any Proprietary Products.

On a quarterly basis Victory’s compliance and fund administration department will review fund ownership levels to determine if any funds meet the criteria to be deemed a Proprietary Product. A list of current Proprietary Products will be maintained on the Compliance page of Victory’s intranet site.

Sub-Advised Funds

VCM acts as sub-adviser to a number of unaffiliated registered investment companies (mutual funds). Please refer to VCM’s ADV filed with the SEC by searching for the firm name on https://www.adviserinfo.sec.gov. ADV Part 1 contains SECTION 5.G.(3), which lists “Advisers to Registered Investment Companies and Business Development Companies”. The name of the fund complex can be obtained by searching for the SEC File Number (under More Options) using EDGAR: https://www.sec.gov/edgar/searchedgar/companysearch.html. A complete list is also available on the company’s intranet site “Under the wing” under the compliance tab.

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Appendix 2 – Approved Brokers List

In addition to accounts on Victory Capital’s retail brokerage platform, you are allowed to open new or maintain existing personal or managed accounts at any of the external brokers listed below. However, you may NOT begin trading in a brokerage account (in-house or external) until it is reported in MCO and set up on our broker data feed. The approved external brokers have been divided into tiers based on how responsive they typically are to our requests to add new accounts to the broker data feed.

Tier 1 Approved Brokers

These brokers provide enhanced broker data feed functionality and typically add new accounts to our broker data feed within 1 – 3 business days.

1.	Charles Schwab (acquired TD Ameritrade)

2.	Fidelity Investments

3.	Interactive Brokers

Tier 2 Approved Brokers

These brokers may take longer than Tier 1 Approved Brokers, but they generally add new accounts to our broker data feed within 5 business days.

1.	Ameriprise Financial Services

2.	Edward Jones

3.	Merrill Lynch

4.	UBS

5.	Vanguard

Tier 3 Approved Brokers

These brokers may require you to sign a form before they will add a new account to our broker data feed, and/or typically take longer to update the feed once all their requirements are met – your ability to trade in a new account at these firms may be significantly delayed.

1.	JP Morgan Chase

2.	Morgan Stanley (acquired E*TRADE)

3.	Northern Trust

4.	Raymond James

5.	RBC

6.	Wells Fargo

Approved Non-Brokers

The following types of accounts are typically not held through a traditional brokerage firm but are still allowed under the Code of Ethics – you may be required to manually report transactions effected in reportable securities within these types of accounts.

1.	Employer Sponsored Retirement Plans

2.	ESOP/ESPP

3.	Direct Registration Service (DRS – i.e. Computershare, American Stock Transfer Company, etc.)

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Appendix 3 – Investment Account Disclosure

New Hires may not trade in their existing accounts until they have been disclosed and approved by compliance. By regulation, such disclosure must take place within 10 days of hire. All new Personal Accounts and Managed Accounts must be reported to compliance prior to trading or on the next quarterly certification, whichever is sooner. Failure to comply may result in sanctions imposed by the VCM Compliance Committee and/or Board of Directors.

The below chart summarizes certain account types and their disclosure requirements. If you have a beneficial interest in any account identified below, you must follow the disclosure requirements. If you are uncertain whether an account should be disclosed or if you have a beneficial interest in an account not listed below, you should consult with a CCO or a member of the Compliance team.

Account Type	Initial Disclosure	Periodic Verification
All Personal Accounts	Yes	Yes
All Managed Accounts	Yes	Yes
Affiliated Fund Direct Accounts	Yes	Yes
401(k) if able to hold Reportable Securities	Yes	Yes
Security Lending Accounts	Yes	Yes
Margin Accounts	Yes	Yes
Investment Club Accounts	Yes	Yes
Private Placements	Yes	No
Unaffiliated Open-end Mutual Fund Direct Accounts	No	No
Retirement accounts if unable to hold Reportable Securities	No	No
529 Plans	No	No
Bank accounts if unable to hold Reportable Securities	No	No
Donor Advised Fund (only pre-clear gift of stock to account)	No	No
HSA Investments (if unable to hold Reportable Securities)	No	No
Accounts that facilitate trading cryptocurrencies	Yes	Yes

Also see the Account Reporting Job Aid for more details.

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Appendix 4 – Reportable Securities

Most transactions in Personal Accounts require you to submit a PTR through MCO. See Section VI: Personal Trading Requirements and Restrictions for more information.

Summary of Pre-clearance and Reporting Requirements

The below chart summarizes the pre-clearance and reporting requirements of certain security types. Additional details can be found in the Pre-Clearance Job Aid. If you are uncertain whether a transaction requires pre-clearance, you should consult with a CCO or a member of the Compliance team. For Victory Capital Stock, please refer to the Summary of Pre-Clearance Requirements for Victory Capital Stock provided in this Appendix.

Prohibited in Personal Accounts
Commodity Futures
Futures
Options
Currency Futures
Selling Securities Short
Single Stock ETFs (and similar instruments that provide exposure to a single stock)
Companies under common control with VCH
Pre-clear in Managed Accounts and Personal Accounts
Initial Public Offerings (IPO)
Initial Coin Offerings (ICO)
Private placements
Pre-clear in Personal Accounts
Equities
Corporate, High-Yield, Convertible, International, and Municipal Bonds
Exchange-traded funds (ETFs), including affiliated ETFs
Exchange-traded notes (ETNs)
Closed-end funds
Mortgage-Backed Securities
Agency Securities (e.g. Fannie Mae, Freddie Mac etc.)
Trust preferred & traditional preferred securities
Any pre-clearance securities that are gifted or donated by an Access Person (e.g. direct to charity or to donor advised fund)
Unit investment trusts
Victory Proprietary Products (currently there are none)
VCM 401(k) transactions greater than $100,000 in a Proprietary Product
Cryptocurrencies (e.g. Bitcoin, Ethereum, etc.)
Reportable ONLY (pre-clearance NOT required)
Dividend Reinvestment Plans (DRIPs)
Victory Mutual Funds, unless it’s a Proprietary Product
Variable insurance products only where an Affiliated Adviser serves as adviser or sub-adviser
Exempt Transactions (only the effect of these transactions will be captured as an update on the annual holdings certification)

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Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	January 1, 2022

Approved automatic or periodic investment plans
Dividend reinvestment transactions
Corporate action transactions (e.g., stock splits, rights offerings, mergers and acquisitions)
Security lending transactions
Exempt Securities not subject to the Code
Direct obligations of the U.S. government
Bankers’ acceptances, bank certificates of deposit and commercial paper
Investment grade, short-term debt instruments, including repurchase agreements

Money market funds
Variable insurance products unless an Affiliated Adviser acts as adviser or sub-adviser
Unaffiliated open-end mutual funds
Investments in qualified tuition programs (“529 Plans”), including the USAA College Savings Plan
Physical Commodities (i.e. precious metals)
Foreign Currencies held in order to use as currency (not for investment/speculation purposes)

Summary of Pre-Clearance Requirements for Victory Capital Stock (ticker “VCTR”)

VCTR Transaction Description	Pre-Clear
Common Stock (Class A Shares)
Employee purchase or sale in any Personal Account (e.g. a brokerage account for the benefit of the employee or for the benefit of the employee’s Immediate Family)	Yes
Employee purchase or sale in a Managed Account approved by Compliance.	No
Employee Stock Purchase Plan (ESPP)
Purchases made pursuant to Employee Stock Purchase Plan	No
Sales of shares acquired through the Employee Stock Purchase Plan	Yes
Options
Sale of shares in the open market acquired through the exercise of any options	Yes
Cash Exercise - Employee pays the entire cost of the exercise.	No
Withhold Shares - Victory Capital withholds shares equal to the cost of the exercise.	No
Restricted Stock (Class B Shares)
Selling restricted stock in the open market	Yes
Cash - Cash payment to cover vested shares tax liability	No
Net - Surrender shares to Victory Capital to cover vested shares tax liability	No
10b5-1 Trading Plan
Officers of VCH required to make filings under Section 16 of the Securities and Exchange Act of 1934, as amended, conducting trades in accordance with an approved 10b5-1 Trading Plan.	No

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Appendix 5 – ETFs Eligible for De Minimis Transaction Exemption

Firm trades in the following ETFs will not trigger any Blackout Period due to their use as highly liquid cash management vehicles in various client accounts.

Name	Symbol	CUSIP
iShares 7-10 Year Treasury Bond ETF	IEF	464287440
iShares 20+ Year Treasury Bond ETF	TLT	464287432
iShares Core MSCI EAFE ETF	IEFA	46432F842
iShares Core MSCI Emerging Markets ETF	IEMG	46434G103
iShares Core S&P 500 ETF	IVV	464287200
iShares Core U.S. Aggregate Bond ETF	AGG	464287226
iShares FTSE China 25 Index	FXI	464287184
iShares iBoxx $ High Yield Corporate Bond	HYG	464288513
iShares iBoxx $ Investment Grade Corporate Bond ETF	LQD	464287242
iShares MSCI ACWI Index Fund	ACWI	464288257
iShares MSCI China Index Fund	MCHI	46429B671
iShares MSCI Emerging Index Fund ETF	EEM	464287234
iShares MSCI EAFE Index Fund ETF	EFA	464287465
iShares MSCI Japan Index Fund ETF	EWJ	464286848
iShares MSCI India	INDA	46429B598
iShares Russell 1000	IWF	464287614
iShares Russell 2000 ETF	IWM	464287655
iShares Russell 2000 Value	IWN	464287630
iShares Russell Mid-Cap Value	IWS	464287473
SPDR Bloomberg Barclays High Yield Bond ETF	JNK	78468R622
SPDR S&P 500 ETF	SPY	78462F103
SPDR S&P MidCap 400 ETF	MDY	78467Y107
Vanguard FTSE All-World ex-US ETF	VEU	922042775
Vanguard FTSE Developed Markets ETF	VEA	921943858
Vanguard FTSE Emerging Markets ETF	VWO	922042858
Vanguard FTSE Europe ETF	VGK	922042874
Vanguard Mortgage-Backed Securities ETF	VMBS	92206C771
Vanguard Real Estate ETF	VNQ	922908553
Vanguard Short-Term Bond ETF	BSV	921937827
Vanguard Short-Term Corporate Bond ETF	VCSH	92206C409
Vanguard S&P 500 ETF	VOO	922908363
Vanguard Total Bond Market ETF	BND	921937835
Vanguard Total International Stock ETF	VXUS	921909768
Vanguard Total Stock Market ETF	VTI	922908769

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Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

Supplement 1

RS Investments (Hong Kong) Limited Code of Ethics Supplement (“Hong Kong Supplement”)

The following policies and procedures are in addition to, and supersede where relevant, the policies and procedures detailed in the Code.

I. COMPLIANCE

General

Compliance with all regulatory requirements is of the utmost importance to RS Investments (Hong Kong) Limited (“RSHK”). All staff members of RSHK should read and understand the content of the Code and Victory Capital’s Compliance Manual (the “Compliance Manual”), and each staff member should also read and understand the content of the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “Code of Conduct”) and the Fund Manager Code of Conduct (the “FMCC”) issued by the Securities and Futures Commission (the “SFC”) where such staff member is licensed by the SFC. RSHK should at all times have at least one designated Compliance Officer. The Compliance Officer and the responsible officers who are ultimately responsible for seeking to ensure compliance by RSHK with all applicable regulatory requirements on a daily basis are identified in the RSHK Compliance Manual.

In addition, it is also the duty of all staff members of RSHK to comply with the contents of the Code and the Compliance Manual, and to observe all other regulatory requirements as applicable to them from time to time, in all their activities on behalf of RSHK. Failure to do so may result in disciplinary action.

II. PROHIBITED CONDUCT

General

Every director, manager or any other person involved in the management of RSHK has a statutory obligation to take all reasonable measures from time to time to seek to ensure that proper safeguards exist to prevent RSHK from acting in a way which would result in RSHK perpetrating any market misconduct under the Securities and Futures Ordinance (the “SFO”).

Market Misconduct

“Market misconduct” under the SFO means:

1.	Insider dealing

2.	False trading

3.	Price rigging

4.	Disclosure of information about prohibited transactions

5.	Disclosure of false or misleading information inducing transactions stock market manipulation; and

6.	Includes attempting to engage in, or assisting, counseling or procuring another person to engage in any of the above activities

Insider Dealing

See Section IV – Policy Statement on Insider Trading for more information.

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Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

False Trading

False trading attracts civil and criminal liabilities. In brief, false trading occurs when a person, in Hong Kong or elsewhere, engages in conduct intending that, or being reckless as to whether, it creates, or is likely to create, a false or misleading appearance of active trading in securities or futures contracts traded on a Hong Kong or overseas market. An on-market “wash sale” or “matched order” is presumed to create a false or misleading appearance of active trading.

Price Rigging

Price rigging attracts civil and criminal liabilities. In brief, price rigging occurs where a person, in Hong Kong or elsewhere engages, directly or indirectly, in:

1.	A wash sale which maintains, increases, reduces, stabilizes or causes fluctuations in, the price of securities traded on a Hong Kong market; or

2.	Any fictitious or artificial transaction or device, intending that, or being reckless as to whether, it maintains, increases, reduces, stabilizes or causes fluctuations in, the price of securities, or the price for dealing in futures contracts, traded on a Hong Kong market.

There will also be a breach where such activity is carried out in Hong Kong which affects shares and futures contracts that are traded on an overseas market.

Disclosure of Prohibited Transactions and Disclosure of False and Misleading Information

Disclosure of prohibited transactions and disclosure of false and misleading information inducing transactions attract civil and criminal liabilities. In brief, these occur when a person discloses, circulates or disseminates information:

1.	To the effect that the price of securities of a corporation, or the price for dealings in futures contracts, will be maintained, reduced or stabilized because of a prohibited transaction; or

2.	That is likely to induce a transaction in securities or futures contracts if the information is false or misleading.

Stock Market Manipulation

Stock market manipulation attracts civil and criminal liabilities under the laws of Hong Kong. It is prohibited when, in Hong Kong or elsewhere, a person enters into, directly or indirectly, two or more transactions in securities that by themselves or in conjunction with any other transaction increase reduce, maintain or stabilize the price of securities and with the effect of influencing the investment decisions of other persons.

Other Offenses

All Victory Capital employees, including the employees of RSHK, are prohibited from engaging in the ShortSelling of any securities, including "naked" or "uncovered," Short-Selling on the SEHK. It is a criminal offence under the SFO for a person to sell securities at or through the SEHK unless at the time of the sale he (or his client, if he acts as an agent) has a presently exercisable and unconditional right to vest the securities in the purchaser of them, or believes and has reasonable grounds to believe that he (or his client, as the case may be) has such a right.

RSHK should also note that section 171 of the SFO imposes a duty to report Short-Selling transactions (which are covered) on both the seller (as a principal, whether he is a client or an intermediary) and the intermediary (as an agent). RSHK must also observe the Securities and Futures (Short-Selling and Securities Borrowing and Lending (Miscellaneous) Rules) and the SFC’s "Guidance Note on Short-Selling Reporting and Stock Lending Record Keeping Requirements" as applicable.

Copyright © 2022, Victory Capital Management Inc.	Page viii of xi

Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

RSHK and the employees of RSHK shall not make any unsolicited call (unless specifically allowed under s174 of the SFO or under the Securities and Futures (Unsolicited Calls – Exclusion) Rules in order to induce or attempt to induce another person to sell or purchase securities, futures contract or leveraged foreign exchange contract.

Other criminal offences under the SFO include:

1.	Offence involving fraudulent or deceptive devices etc. in transactions in securities, futures contracts or leveraged foreign exchange trading;

2.	Offence of disclosing false or misleading information inducing others to enter into leveraged foreign exchange contracts; and

3.	Offence of falsely representing dealings in futures contracts on behalf of others, etc.

Other Misconduct

Prohibition on Shadowing

An employee is prohibited from replicating deliberately what the clients of RSHK trade for the purpose of making speculative profits or avoiding losses.

Prohibition on Churning or Twisting

RSHK is not permitted to generate high commission income by putting excessive orders through the client accounts.

Prohibition on Rat Trading

An employee is prohibited from rat trading, which covers deliberate trading to the disadvantage of the client. For example, a fund manager might execute a buy order and delay allocating it to the funds or accounts it manages. If the price moves up, he may allocate it to his own account or to a nominee account at the lower execution price. On the other hand, he may delay executing the order and, if the price moves down, buy it at the lower price for himself or herself and sell it to the fund or accounts that it manages.

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Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

Supplement 2

RS Investment Management (Singapore) Pte. Ltd. (“RSIMS”) Code of Ethics Supplement (“Singapore Supplement”)

The policies and procedures in this Singapore Supplement to the Code apply to Access Persons of RSIMS and are in addition to, and supplement, the policies and procedures detailed in the Code. Matters set out in the relevant sections of this Singapore Supplement shall be read in conjunction, and as one, with the Code. To the extent there is any inconsistency between the Code and this Singapore Supplement, this Singapore Supplement shall prevail.

Short-Selling of Securities

All Victory Capital employees, including employees of RSIMS, are prohibited from Short-Selling any security.

Trading on Inside Information

In addition to the requirements set out in the Code, all employees of RSIMS and all members of their Immediate Family are required to comply with all applicable laws in Singapore in relation to any Securities Transactions. Such laws include but are not limited to Part XII (Market Conduct) of the Securities and Futures Act (Chapter 289 of Singapore) (“SFA”) which set out prohibitions against the following conduct:

●	False trading and market rigging transactions;

●	Securities market manipulation and manipulation of prices of futures contracts and cornering;

●	The making of false or misleading statements or the dissemination of information that is false or misleading;

●	Fraudulently inducing persons to deal in securities or trade in futures contracts;

●	Employment of fraudulent or deceptive devices, or manipulative and deceptive devices;

●	Bucketing; and

●	Insider trading and tipping off.

Reporting Requirements

In addition to the Personal Account and Personal Trading requirements and restrictions set out in the Code, each employee of RSIMS who acts as a representative of RSIMS in RSIMS’ capacity as the holder of a capital markets services license issued pursuant to the SFA for fund management (each a “Relevant Access Person”) is required to maintain a register of his or her interests in securities (as such term is defined in section 2(1) of the SFA, the relevant extract of which is set out in the Appendix) that are listed for quotation, or quoted, on a securities exchange or recognized market operator in the prescribed Form 15 to the Securities and Futures (Licensing and Conduct of Business) Regulations (Rg 10).

Within 7 days after the date he or she acquires the interest in the relevant securities, each Relevant Access Person shall be required to enter into his or her register:

1.	Particulars of securities in which such Relevant Access Person has any interest; and

2.	Particulars of such interests.

Where there is any change in any interest in the securities of such Relevant Access Person, he or she shall enter particulars of the change (including the date of the change and the circumstances by reason of which the change has occurred), within 7 days after the date of the change.

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Code of Ethics for Victory Capital Management Inc. and WestEnd Advisors, LLC	July 1, 2023

All entries in the register must be kept in an easily accessible form for a period of not less than 5 years after the date on which such entry was first made. The register shall:

1.	If in physical form, be kept at RSIMS’s principal place of business in Singapore; or

2.	If in electronic form, be kept in such manner so as to ensure that full access to the register may be gained by the Monetary Authority of Singapore (“MAS”) at RSIMS’s principal place of business in Singapore.

RSIMS is required to maintain records of the place at which the Relevant Access Persons keep their respective registers and the places at which copies of those registers are kept in Singapore. As a separate matter, RSIMS is also required to maintain a Form 15 in relation to RSIMS’ own interests in the relevant Securities.

Copyright © 2022, Victory Capital Management Inc.	Page xi of xi